The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 11, 2017

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016, and product supplement no. 4-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated September , 2017 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A. due October 3, 2018

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a fixed return of 8.10% if the Final Stock Price of each of the American depositary shares of Banco Santander, S.A. and the American depositary shares of Banco Santander (Brasil) S.A. is greater than or equal to its Strike Price or is less than its Strike Price by up to 40%.

•	Investors should be willing to forgo interest and dividend payments and, if the Final Stock Price of either Reference Stock is less than its Strike Price by more than 40%, be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The notes are expected to price on or about September 12, 2017 (the “Pricing Date”) and are expected to settle on or about September 14, 2017. With respect to each Reference Stock, the Strike Price is the closing price of one share of that Reference Stock on September 11, 2017 and is not the closing price of that Reference Stock on the Pricing Date.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stocks:	The American depositary shares, each representing one share of capital stock, par value €0.50 per share of Banco Santander, S.A. (Bloomberg Ticker: SAN) and the American depositary shares, each representing one unit, which is composed of one common share, no par value, and one preferred share, no par value, of Banco Santander (Brasil) S.A. (Bloomberg Ticker: BSBR) (each, a “Reference Stock” and, collectively, the “Reference Stocks”). We refer to Banco Santander, S.A. as “Banco Santander” and Banco Santander (Brasil) S.A. as “Santander Brasil.”
Payment at Maturity:	If the Final Stock Price of each Reference Stock is greater than or equal to its Strike Price or is less than its Strike Price by up to the Contingent Buffer Amount, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Contingent Digital Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)
If the Final Stock Price of either Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount at maturity, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Stock Return)
If the Final Stock Price of either Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount of 40%, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
Contingent Digital Return:	8.10%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,081.00.
Contingent Buffer Amount:	40%
Stock Return:	With respect to each Reference Stock, (Final Stock Price – Strike Price) Strike Price
Strike Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, which was $6.62 for the American depositary shares of Banco Santander and $9.34 for the American depositary shares of Santander Brasil. With respect to each Reference Stock, the Strike Price is not the closing price of one share of that Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, the arithmetic average of the closing prices of one share of that Reference Stock on the Ending Averaging Dates
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Strike Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Lesser Performing Reference Stock:	The Reference Stock with the Lesser Performing Stock Return
Lesser Performing Stock Return:	The lower of the Stock Returns of the Reference Stocks
Strike Date:	September 11, 2017
Pricing Date:	On or about September 12, 2017
Original Issue Date:	On or about September 14, 2017 (Settlement Date)
Ending Averaging Dates*:	September 24, 2018, September 25, 2018, September 26, 2018, September 27, 2018 and September 28, 2018
Maturity Date*:	October 3, 2018
CUSIP:	46647M6V0

* Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

If the notes priced today, the estimated value of the notes would be approximately $942.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $932.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stocks?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Reference Stock is the American depositary shares of Banco Santander. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating your actual payment at maturity. In addition, each hypothetical total return or payment at maturity set forth below assumes a Strike Price of the Lesser Performing Reference Stock of $6.50 and reflects the Contingent Buffer Amount of 40% and the Contingent Digital Return of 8.10%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price of the Lesser Performing Reference Stock	Lesser Performing Stock Return	Total Return
$11.70000	80.00%	8.10%
$10.72500	65.00%	8.10%
$9.75000	50.00%	8.10%
$9.10000	40.00%	8.10%
$8.45000	30.00%	8.10%
$7.80000	20.00%	8.10%
$7.47500	15.00%	8.10%
$7.15000	10.00%	8.10%
$7.02650	8.10%	8.10%
$6.82500	5.00%	8.10%
$6.66250	2.50%	8.10%
$6.50000	0.00%	8.10%
$6.33750	-2.50%	8.10%
$6.17500	-5.00%	8.10%
$5.85000	-10.00%	8.10%
$5.20000	-20.00%	8.10%
$4.55000	-30.00%	8.10%
$3.90000	-40.00%	8.10%
$3.89935	-40.01%	-40.01%
$3.25000	-50.00%	-50.00%
$2.60000	-60.00%	-60.00%
$1.95000	-70.00%	-70.00%
$1.30000	-80.00%	-80.00%
$0.65000	-90.00%	-90.00%
$0.00000	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 2

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Lesser Performing Reference Stock increases from its Strike Price of $6.50 to a Final Stock Price of $6.6625.

Because the Final Stock Price of the Lesser Performing Reference Stock of $6.6625 is greater than its Strike Price of $6.50, regardless of the Lesser Performing Stock Return, the investor receives a payment at maturity of $1,081 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8.10%) = $1,081

Example 2: The price of one share of the Lesser Performing Reference Stock decreases from its Strike Price of $6.50 to a Final Stock Price of $3.90.

Although the Lesser Performing Stock Return is negative, because the Final Stock Price of the Lesser Performing Reference Stock of $3.90 is less than its Strike Price of $6.50 by up to the Contingent Buffer Amount of 40%, the investor receives a payment at maturity of $1,081 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8.10%) = $1,081

Example 3: The price of one share of the Lesser Performing Reference Stock increases from its Strike Price of $6.50 to a Final Stock Price of $9.10.

Because the Final Stock Price of the Lesser Performing Reference Stock of $9.10 is greater than its Strike Price of $6.50 and although the Lesser Performing Stock Return of 40% exceeds the Contingent Digital Return of 8.10%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,081 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8.10%) = $1,081

Example 4: The price of one share of the Lesser Performing Reference Stock decreases from its Strike Price of $6.50 to a Final Stock Price of $3.25.

Because the Final Stock Price of the Lesser Reference Stock of $3.25 is less than its Strike Price of $6.50 by more than the Contingent Buffer Amount of 40% and the Lesser Performing Stock Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL — If the Final Stock Price of each Reference Stock is greater than its Strike Price or is less than its Strike Price by up to the Contingent Buffer Amount, you will receive a fixed return equal to the Contingent Digital Return of 8.10% at maturity, which also reflects the maximum return on the notes at maturity. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Final Stock Price of each Reference Stock is greater than its Strike Price or is less than its Strike Price by up to the Contingent Buffer Amount of 40%. If the Final Stock Price of either Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount, for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	EXPOSURE TO THE LESSER PERFORMING OF THE REFERENCE STOCKS — The return on the notes is linked to the Lesser Performing Reference Stock, which will be the American depositary shares of Banco Santander or the American depositary shares of Santander Brasil.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 4

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Reference Stock and will depend on whether, and the extent to which, the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price. If the Final Stock Price of either Reference Stock declines below its Strike Price by more than the Contingent Buffer Amount of 40%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If the Final Stock Price of each Reference Stock is not less than its Strike Price by more than the Contingent Buffer Amount, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return of 8.10%, regardless of any appreciation of either or both of the Reference Stocks, which may be significant.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Final Stock Price of either Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Reference Stocks. Your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock. Accordingly, your investment is subject to the risk of decline in the level of each Reference Stock.

JPMorgan Structured Investments —	PS- 5

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Final Stock Price of either Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Reference Stock from its Strike Price to its Final Stock Price.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Lesser Performing Reference Stock, you will not benefit from the performance of the other Reference Stock. Accordingly, if the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price by more than the Contingent Buffer Amount, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of the other Reference Stock is not less than its Strike Price by more than the Contingent Buffer Amount.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

JPMorgan Structured Investments —	PS- 6

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

•	the actual and expected volatility of the Reference Stocks;

•	the time to maturity of the notes;

•	the dividend rates on the Reference Stocks;

•	the actual and expected positive or negative correlation between the Reference Stocks, or the actual or expected absence of any such correlation;

•	interest and yield rates in the market generally;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro and between the U.S. dollar and the Brazilian real and the correlation between each rate and the price of the applicable Reference Stock;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor for that Reference Stock, including a merger or acquisition; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in either of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.

•	ANY PAYMENT AT MATURITY ON THE NOTES IS DETERMINED BY REFERENCE ONLY TO THE PRICE PERFORMANCE OF THE REFERENCE STOCKS —The amount of any payment at maturity on the notes are based only on the price performance of the Reference Stocks relative to their respective Strike Prices, without any exposure to dividends or other distributions on the Reference Stocks. In particular, each ADS of Santander Brasil represents one unit, which is composed of one common share and one preferred share, of Santander Brasil. Although holders of the preferred shares of Santander Brasil are generally entitled to receive higher dividends than holders of the common shares of Santander Brasil, the notes do not provide any exposure to the dividends paid on the preferred shares (or the common shares), as passed on to holders of the ADSs of Santander Brasil. As a result, excluding dividends or distributions on the ADSs of Satander Brasil will likely exclude a significant portion of the overall performance of the ADSs of Santander Brasil and will reduce, possibly significantly, its performance. While the notes do not provide any exposure to the dividends or distributions on the Reference Stocks, the prices of the Reference Stocks may decrease in correlation with any reduction in the distributions on the Reference Stocks, which may adversely affect the value of the notes and any payment on the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers' public disclosure of information, whether contained in SEC filings or otherwise.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES OF BANCO SANTANDER AND SANTANDER BRASIL AND THE RIGHTS OF HOLDERS OF THE CAPITAL STOCK OF BANCO SANTANDER AND THE COMMON OR PREFERRED SHARES OF SANTANDER BRASIL, RESPECTIVELY — You should be aware that your return on the notes is linked to the price of each of the American depositary shares (“ADSs”) of Banco Santander and the ADSs of Santander Brasil and not the shares of capital stock of Banco Santander or the common or preferred shares of Santander Brasil, as applicable. There are important differences between the rights of holders of ADSs and the rights of holders of the capital stock common shares or preferred shares, as applicable. Each ADS is a security evidenced by American depositary receipts that represents one share of capital stock of Banco Santander or one unit, which is composed of one ordinary share and one preferred share, of Santander Brasil, as applicable. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the relevant ADS depositary and Banco Santander or Santander Brasil, and holders of the ADSs, which may be different from the rights of holders of the shares of capital stock of Banco Santander or the ordinary or preferred shares of Santander Brasil. For example, either of the ADS depositaries may make distributions in respect of the shares of capital stock or ordinary or preferred shares, as applicable, that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the shares of capital stock or ordinary or preferred shares may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.

•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in notes linked to the value of ADSs representing interests in the shares of capital stock of Banco Santander or the ordinary and preferred shares of Santander Brasil, which are issued by a Spanish issuer and a Brazilian issuer, respectively, involves risks associated with the home countries of Banco Santander and Santander Brasil. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities (i.e., Spain or Brazil, as applicable), including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product,

JPMorgan Structured Investments —	PS- 7

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

rate of inflation, capital reinvestment, resources and self-sufficiency.  The issuer's home country may be subjected to different and, in some cases, more adverse economic environments.

•	EMERGING MARKETS RISK WITH RESPECT TO THE ADSs OF SANTANDER BRASIL — The ADSs of Santander Brasil have been issued by a non-U.S. company located in an emerging markets country (Brazil). Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	CURRENCY EXCHANGE RATE RISK — Because the ADSs of Banco Santander and Santander Brasil are quoted and traded in U.S. dollars on the New York Stock Exchange and the shares of capital stock of Banco Santander are quoted and traded in European Union euros on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia (the “Spanish Stock Exchanges”) and the ordinary and preferred shares of Santander Brasil are quoted and traded in Brazilian real on the São Paulo Stock Exchange (BM&FBOVESPA S.A.), fluctuations in the exchange rate between the European Union euro and the U.S. dollar and the exchange rate between the Brazilian real and the U.S. dollar will likely affect the relative value of the ADSs and capital stock of Banco Santander and the relative value of the ADSs and the ordinary and preferred shares of Santander Brasil, in each case in the two currencies and, as a result, will likely affect the market price of the ADSs of Banco Santander and Santander Brasil trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Stock Price of either Reference Stock will fall below its Strike Price by more than the Contingent Buffer AMount. The European Union euro and the Brazilian real have been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the European Union euro and the U.S. dollar or the exchange rate between the Brazilian real and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the European Union euro and the U.S. dollar and the exchange rate between the Brazilian real and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Spain, Brazil and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Spain, Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Spain, Brazil and the United States and other jurisdictions important to international trade and finance.

•	SINGLE STOCK RISK — The price of a Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Pricing Date that that Reference Stock could close below its Strike Price by more than the Contingent Buffer Amount on one or more Ending Averaging Dates. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply at any time during the term of the notes, which could result in a significant loss of principal.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting a Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments —	PS- 8

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

The Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Banco Santander, S.A.

According to its publicly available filings with the SEC, Banco Santander, a Spanish company, is a financial group operating principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a range of financial products. The ADSs, each representing one share of capital stock, par value €0.50 per share, of Banco Santander (Bloomberg ticker: SAN), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Banco Santander in the accompanying product supplement. Banco Santander’s SEC file number is 001-12518.

Historical Information Regarding the ADSs of Banco Santander, S.A.

The following graph sets forth the historical performance of the ADSs of Banco Santander based on the weekly historical closing prices of one ADS of Banco Santander from January 6, 2012 through September 8, 2017. The closing price of one ADS of Banco Santander on September 11, 2017 was $6.62. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the ADSs of Banco Santander have experienced significant fluctuations. The historical performance of the ADSs of Banco Santander should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ADS of Banco Santander on any Ending Averaging Date. There can be no assurance that the performance of the ADSs of Banco Santander will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 9

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

Banco Santander (Brasil) S.A.

According to its publicly available filings with the SEC, Santander Brasil, a Brazilian company, is a universal bank with focus on retail banking and operates commercial banking and global wholesale banking segments. Banco Santander is the controlling shareholder of Santander Brasil. The ADSs, each representing one unit, which is composed of one common share, no par value, and one preferred share, no par value, of Santander Brasil (Bloomberg ticker: BSBR) are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Santander Brasil in the accompanying product supplement. Santander Brasil’s SEC file number is 001-34476.

Historical Information Regarding the ADSs of Banco Santander (Brasil) S.A.

The following graph sets forth the historical performance of the ADSs of Santander Brasil based on the weekly historical closing prices of one ADS of Santander Brasil from January 6, 2012 through September 8, 2017. The closing price of one ADS of Santander Brasil on September 11, 2017 was $9.34. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the ADSs of Santander Brasil have experienced significant fluctuations. The historical performance of the ADSs of Santander Brasil should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ADS of Santander Brasil on any Ending Averaging Date. There can be no assurance that the performance of the ADSs of Santander Brasil will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of

JPMorgan Structured Investments —	PS- 10

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.

our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors ” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stocks?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 11

Digital Dual Directional Contingent Buffered Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Santander (Brasil) S.A.